EXHIBIT 2

                       ASSET AND STOCK PURCHASE AGREEMENT


     This Asset and Stock Purchase Agreement (this "Agreement") is dated as of April 28, 1995 among SCHAUENBURG INTERNATIONAL, INC., a Delaware corporation ("SII"), THE FLEXAUST COMPANY INC., an Indiana corporation ("TFC") (SII and TFC are referred to individually as a "Buyer" and collectively as the "Buyers"), and CALLAHAN MINING CORPORATION, an Arizona corporation ("Callahan" or the "Seller").

PREAMBLE

     Flexadux Incorporated, a Delaware corporation ("Flexadux"), and The Flexaust Company, a division of the Seller (the "Flexaust Division"), together are engaged in the business of manufacturing and selling metal tubing, industrial neoprene and plastic hoses, duct and related products (the "Business"). The Seller is a wholly-owned subsidiary of Coeur D'Alene Mines Corporation and TFC is a wholly-owned subsidiary of SII. In addition, SII and the Seller each own 50% of the outstanding shares of stock of Flexadux.

     The Seller wishes to sell to TFC, and TFC wishes to purchase and acquire from the Seller, the assets of the Flexaust Division (which, together with the assets of Flexadux, constitute all of the assets used in or related to the Business), and the Seller wishes to sell to SII, and SII wishes to purchase and acquire from the Seller, the shares of Flexadux stock owned by the Seller, all upon the terms and subject to the conditions set forth herein. In addition, Schauenburg GmbH, an affiliate of the Buyers, will acquire the Seller's 50% equity interest in Flexaust GmbH, and Flormar Realty Company, L.L.C., an Indiana limited liability company ("Flormar"), will acquire the Seller's real property located in Warsaw, Indiana at which a portion of the Business is conducted. Therefore, in consideration of their mutual promises set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows.

                                   ARTICLE I

                                THE TRANSACTION

     1.01 Purchase and Sale of Assets and Shares.  At the Closing referred to in
Section 1.03 below, TFC shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver to TFC, free and clear of any and all liens, charges, encumbrances, security interests and claims of any kind whatsoever ("Liens"), all of the Seller's rights, title and interest in and to the following assets of the Flexaust Division (the "Assets"):

          (a) all cash and cash equivalents (including marketable securities) held by the Seller and derived from or relating to the Business, and all notes, drafts and accounts

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receivable of the Seller relating to the Business;

          (b) all machinery, equipment (including without limitation all laboratory, testing and office equipment), tools and furniture located in the plants or offices occupied by the Seller and used in or relating to the Business (collectively, the "Machinery and Equipment"), and all supplies, spare parts and warranties relating to the Machinery and Equipment;

          (c) all raw materials, work-in-process, finished goods, samples and other inventories of the Seller used in the Business (collectively, the "Inventory");

          (d) all of the Seller's patents and patent applications, registered and unregistered trademarks and service marks, logos, trade names, common law and registered copyrights and corporate names, and all applications for any of the foregoing, related to the Business, together with all of the Seller's rights to use all of the foregoing forever, and all goodwill associated with any of the foregoing, (collectively, the "Intellectual Property");

          (e) all inventions, processes, methods, designs, engineering, technical and shop drawings, specifications, trade secrets, confidential information, know-how and ideas, whether patentable or not, shop rights, licenses and other similar rights used in or relating to the Business, and all drawings, records, books and other indicia of the foregoing, however evidenced, together with all of the Seller's rights to use all of the foregoing and all goodwill associated with any of the foregoing;

          (f) all of the Seller's rights under contracts, purchase agreements, bids, purchase orders, employment agreements and other agreements and business arrangements relating to the Business (collectively, the "Contracts");

          (g) to the extent  transferable,  all  governmental and other permits,
licenses,  authorizations,   consents,  orders,  concessions,  certificates  and
governmental and customer approvals obtained by or belonging to the Seller relating to the Business (collectively, the "Permits");

          (h) all advertising material and all other printed or written materials relating to the Business;

          (i) all records pertaining to any of the foregoing and to customers, suppliers and personnel, and all books, ledgers, files and business records of every kind relating to the Business or the Assets, except for the minute books and stock ledgers of the Seller (collectively, the "Books and Records");

          (j) all goodwill of the Business as a going concern and all other intangible properties; and

          (k) any other  asset of the Seller  which is not  referred to in items
(a)-(j) above and which is reflected on the Balance Sheet (as that term is defined in Section 2.06 below) for the Flexaust Division or which has been or is acquired by the Seller between the Balance Sheet Date (as that term is defined in Section 2.06 below) and the Closing Date (as that term is defined in Section
1.03 below) and which is used in or related to the Business;

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provided,  that notwithstanding any other provision hereof, the Assets shall not include the property of the Seller listed on Schedule 1.01 hereto (the "Excluded Assets"). In addition, at the Closing, SII shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver to SII, free and clear of any and all Liens, all of the Seller's right, title and interest in and to the 25 shares of common stock of Flexadux which it owns (the "Shares").

     1.02 No Assumption of Liabilities. TFC shall not assume or be obligated to perform any liability or obligation of the Seller other than the liabilities and obligations identified on Schedule 1.02 hereto (the "Assumed Liabilities") as of the Effective Time. All liabilities and obligations of the Seller not so assumed shall be referred to herein as the "Excluded Liabilities."

     1.03 Closing.

          (a) Time and Place. The closing under this Agreement (the "Closing") will take place at 10:00 a.m., local time, on April 28, 1995 at the offices of Cohen & Grigsby, P.C., 2900 CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania, or at such other time, date or place as to which the parties shall mutually agree, but no later than April 30, 1995. The date on which the Closing occurs is sometimes referred to herein as the "Closing Date." The Closing shall be effective as of 11:59 p.m. on April 30, 1995 (the "Effective Time").

          (b) Deliveries and Proceedings at the Closing. At the Closing:

               (i) Assignment Instruments. The Seller shall deliver to the Buyers such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, satisfactory in form and substance to the Buyers and their counsel, as shall be effective to vest in TFC, as of the Effective Time, all of the Seller's rights, title and interest in and to the Assets and to vest in SII all of the Seller's rights, title and interest in and to the Shares, in each case, free and clear of all Liens, and to assign to TFC and permit TFC to assume the Assumed Liabilities (collectively, the "Assignment Instruments"). Simultaneously with such delivery, the Seller shall have taken all additional steps as may be necessary to put TFC in possession and operating control of the Assets and the Seller's interest in the Business.

               (ii) Stock Certificates. The Seller shall deliver to SII one or more stock certificates, duly endorsed for transfer to SII, representing the Shares.

               (iii) Payment of Purchase Price. The Buyers shall pay to the Seller the portion of the Purchase Price (as defined in Section 1.04 below) payable at closing in the manner set forth in Section 1.04 below.

               (iv) Flormar Purchase Agreement. Flormar shall have completed the purchase from the Seller of the real property located at 1510 Armstrong Road and 1515 Armstrong Road, Warsaw, Indiana at which a portion of the Business is conducted for a purchase price of $758,331, pursuant to a separate purchase agreement (the "Flormar Purchase Agreement").

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               (v)  Employment  Agreements.  TFC  shall  have  entered  into  an
Employment Agreement in substantially the form attached hereto as Exhibit A with Frederick R. Radcliffe, currently the President of the Flexaust Division, and William Draper, currently the Senior Vice President of Sales of the Flexaust Division (such agreements are referred to hereinafter collectively as the "Employment Agreements").

               (vi) Non-Competition Agreement. The Buyers and the Seller shall execute and deliver a Non-Competition Agreement in substantially the form of Exhibit B hereto (the "Non-Competition Agreement" and, together with the Assignment Instruments, the Flormar Purchase Agreement and the Employment Agreements, the "Related Agreements").

               (vii) Flexaust GmbH Closing. The closing of the sale by the Seller to Schauenburg GmbH of its 50% equity interest in Flexaust GmbH for a purchase price of $50,000 pursuant to a separate purchase agreement shall have occurred.

               (viii) Other Deliveries. The closing certificates, opinions of counsel and other documents required to be delivered pursuant to this Agreement shall be exchanged.

     1.04 Payment of Purchase Price. The Buyers shall pay to the Seller, in consideration for the Assets and the Shares, a total of $8,880,539 (the "Purchase Price"), $8,451,539 of which shall be paid by TFC to the Seller for the Assets and $429,000 of which shall be paid by SII to the Seller for the Shares (the portion of the Purchase Price being paid by TFC for the Assets is referred to hereinafter as the "Asset Purchase Price" and the portion of the Purchase Price being paid by SII for the Shares is referred to hereinafter as the Shares Purchase Price"). The Purchase Price shall be paid as follows:

          (a) Payment of Closing Amount. As part of the Purchase Price the Buyers shall deliver to the Seller, in immediately available funds, a closing amount (the "Closing Amount") of $2,880,539. $2,451,539 of this amount shall be paid by TFC to the Seller for the Assets and $429,000 shall be paid by SII to the Seller for the Shares.

          (b) Deferred  Amount.  Subject to  adjustment  as set forth in Section
7.04 below, the balance of the Purchase Price, or $6,000,000 (the "Deferred Amount"), shall be payable by TFC to the Seller, together with accrued interest on the unpaid portion of the Deferred Amount as set forth below, pursuant to the following schedule:

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                              Date                              Payment
                           -----------                         ----------
                           May 1, 1996                         $1,000,000
                           May 1, 1997                          1,000,000
                           May 1, 1998                          1,200,000
                           May 1, 1999                          1,600,000
                           May 1, 2000                          1,200,000

The unpaid portion of the Deferred Amount shall bear interest from the Closing Date at an annual rate of seven percent (7%). TFC shall have the right to prepay all or any portion of the Deferred Amount notwithstanding the schedule set forth above.

          (c) Grant of Security Interest. As security for the obligation of TFC to pay the Deferred Amount to the Seller, effective as of the Closing Date, TFC hereby grants the Seller a security interest in the Assets and the assets of Flexadux identified on Schedule 1.04(c) hereto (the "Collateral"). TFC agrees to execute and deliver to the Seller at the Closing such documents and instruments as are required to evidence or perfect the Seller's security interest in the Collateral, including without limitation Uniform Commercial Code financing statements (the "Financing Statements"). The Seller agrees that upon any reduction in the unpaid portion of the Deferred Amount and upon the request of TFC, it shall release its security interest in some or all of the Collateral, provided that the Seller shall not be required to release its security interest in any Collateral unless TFC demonstrates to the Seller's reasonable satisfaction that the value of the remaining Collateral is at least equal to the unpaid portion of the Deferred Amount. The Seller's security interest in the Collateral shall terminate upon final payment by the Buyer of the Deferred Amount and all accrued interest thereon. TFC agrees that the Seller shall, upon a default by TFC in its payment obligations pursuant to Section 1.04(b) above, have and be entitled to exercise all the rights and remedies of a secured party under applicable law with respect to the lease covering the Seller's Ontario, California facility, which lease is more particularly described on Schedule 2.12 hereto, as if the Seller had a valid and enforceable security interest in TFC's right, title and interest in and to such lease.

     1.05 Allocation of Purchase Price. TFC and the Seller agree to use their best efforts to comply with the applicable requirements under section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), by preparing a schedule to be executed by TFC and the Seller at the Closing reflecting the allocation of the Asset Purchase Price to the respective Assets and to be reflected in their respective income tax returns; provided, however, that any failure to agree on any such allocation shall not operate to relieve any party of its obligations under this Agreement. Schedule 1.05 hereto sets forth the allocation agreed to by TFC and the Seller and all other payments to be made by the Buyers or their affiliates to the Seller pursuant to the Related Agreements (including the Shares Purchase Price, the amount being paid by Schauenburg GmbH for the stock of Flexaust GmbH, the amount being paid by TFC pursuant to the Non-Competition Agreement and the amount being paid by Flormar pursuant to the Flormar Purchase Agreement).

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                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants to the Buyers as follows:

     2.01 Organization. Flexadux is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Each of Flexadux and the Seller has the full corporate power to own or lease its properties and assets as now owned or leased, to carry on its business as and where now being conducted and to make, execute, deliver and perform the Related Agreements to which it is a party. The copies of the articles of incorporation and bylaws of Flexadux and the Seller, as amended to date, which have been delivered to the Buyers, are correct and complete and are in full force and effect.

     2.02 Subsidiaries; Capitalization and Ownership of Flexadux. Except as set forth on Schedule 2.02 hereto and except for the Seller's ownership of shares of Flexadux, neither the Seller nor Flexadux directly or indirectly owns any stock of, or any other interest in, any corporation or business entity engaged in the Business. The capitalization of Flexadux consists solely of 100 authorized shares of common stock, par value $1.00 per share, 50 of which are issued and presently outstanding. The Seller is the record and beneficial owner of 25 shares of common stock of Flexadux, free and clear of all Liens, and SII is the record and beneficial owner of 25 shares of Flexadux common stock.

     2.03 Location of Business and Assets. Set forth on Schedule 2.03 hereto is a true and correct list of each location (specifying country, state, county, city and street address) where the Seller or Flexadux (a) has a place of business used in or relating to the Business, (b) owns or leases real property used in or relating to the Business or (c) owns or leases any other property, including inventory, equipment, and furniture, used in or relating to the Business.

     2.04 Authorization and Enforceability; Title to Assets. The execution, delivery and performance by the Seller of the Related Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement and the Related Agreements have been or will be duly executed and delivered by the Seller and constitute or will constitute legal, valid and binding obligations of the Seller enforceable against it in accordance with their respective terms. Upon the Seller's delivery at the Closing of the Assignment Instruments and the stock certificates representing the Shares, duly endorsed for transfer, in accordance herewith, TFC will acquire good and valid title to the Assets and SII will acquire good and valid title to the Shares, in each case free and clear of all Liens.

     2.05 No Violation of Laws or Agreements. The execution and delivery by the Seller of this Agreement and the Related Agreements to which it is a party do not, and the consummation of the transactions contemplated by this Agreement and the Related Agreements and the compliance with the terms, conditions and provisions hereof and thereof by the Seller will not:

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          (a)  contravene  any  provision  of the  certificate  or  articles  of incorporation or bylaws of the Seller or Flexadux;

          (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Seller or Flexadux is a party or by which it or its assets may be bound or affected, or any judgment or order (a "Judgment") of any court, any governmental department, commission, board, agency or instrumentality or any arbitrator (each a "Judicial Authority"), or any applicable law, statute, rule, regulation, code or ordinance (a "Law") of any federal, state or local government authority (each a "Government Authority");

          (c) result in the creation or imposition of any Lien upon any of the assets of the Seller or Flexadux or give to others any interests or rights therein except for the security interest in the Collateral granted by TFC to the Seller pursuant to Section 1.04(c) above;

          (d) result in the maturation or acceleration of any liability or obligation of the Seller or Flexadux or give others the right to cause such a maturation or acceleration; or

          (e) result in the termination of or loss of any right, or give others the right to cause such a termination or loss, under any agreement or contract to which the Seller or Flexadux is a party or by which it is bound.

     2.06 Financial Statements.

          (a) The books of account and related records of the Seller and Flexadux with respect to the Business fairly reflect in reasonable detail its assets, liabilities and transactions in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis.

          (b) The Seller has delivered to the Buyers the following financial statements (the "Financial Statements"):

               (i) the unaudited statement of income of Flexadux for its fiscal year ended December 31, 1994 and the unaudited balance sheet of Flexadux as of such date and

               (ii) the unaudited statement of income of the Flexaust Division for the fiscal year ended December 31, 1994 and the unaudited balance sheet of the Flexaust Division as of such date.

          (c) The Financial Statements: (i) are correct and complete in all material respects and in accordance with the books and records of the Flexaust Division and Flexadux, respectively; (ii) fairly present the financial condition, assets and liabilities of Flexadux and the Flexaust Division (on a stand-alone basis) as of their respective dates and the results of their operations and changes in their financial position for the periods covered thereby; and (iii) have been prepared in accordance with GAAP applied on a consistent basis. All references in

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this Agreement to a "Balance  Sheet" shall mean the balance sheet of Flexadux or the Flexaust Division (as the case may be) as at December 31, 1994 included in the Financial Statements and all references to the "Balance Sheet Date" shall mean December 31, 1994.

     2.07 No Undisclosed Liabilities. Neither the Seller nor Flexadux has any liability or obligation relating to the Business of any nature, whether due or to become due, absolute, contingent, known, unknown or otherwise, including without limitation liabilities for or in respect of Taxes (as hereinafter defined) and any interest or penalties relating thereto, except for liabilities that (a) are fully reflected on the Balance Sheet of the Flexaust Division or Flexadux (as the case may be), (b) have been incurred in the ordinary course of business since the Balance Sheet Date and are fully reflected as liabilities on the books of account of the Flexaust Division or Flexadux (as the case may be) and in any interim financial statements provided to the Buyers, including the Final Takeover Balance Sheets required by Section 7.04 below, none of which, individually or in the aggregate, have been materially adverse, or (c) are disclosed on Schedule 2.07 hereto.

     2.08 No Changes. Except as disclosed on Schedule 2.08 hereto, since the Balance Sheet Date the Seller and Flexadux have conducted the Business only in the ordinary course. Without limiting the generality of the foregoing sentence, except as disclosed on Schedule 2.08 hereto, since the Balance Sheet Date, there has not been, with respect to the Business:

          (a) any change in the financial condition, assets, liabilities, prospects, net worth or business of the Business except changes in the ordinary course of business, none of which, individually or in the aggregate, has been or will be materially adverse to the Business;

          (b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of the Business, or any material deterioration in the operating condition of the assets of the Business;

          (c) any mortgage or pledge on, or subjection to any Lien of, any of the Assets, tangible or intangible, relating to the Business;

          (d) any strike, walkout or labor trouble;

          (e) any wage or salary increases or any employment or consulting contract or arrangement entered into with any officer, employee or consultant relating to the Business which is not terminable at will without penalty or continuing obligation;

          (f) any making of or commitment to make any capital expenditures in excess of $50,000 in the aggregate;

          (g) any cancellation or waiver of any right with respect to the Assets or the Business or permitting any of such rights to lapse, except, in each case, in the ordinary course of business;
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          (h)  any  payment,  discharge  or  satisfaction  of any  liability  or obligation (whether accrued, absolute, contingent or otherwise) by either the Seller or Flexadux other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet of the Flexaust Division or Flexadux or incurred in the ordinary course of business since the Balance Sheet Date;

          (i) any sale, transfer or other disposition of any Assets except (x) sales of inventory in the ordinary course of business, (y) sales or other dispositions of assets which are not material to the Business and (z) the sale of the Amesbury Facility (as defined in Section 4.02 below);

          (j) any adverse change or any threat of any adverse change in the relations of the Seller or Flexadux with, or any loss or threat of loss of, any of the important suppliers, clients or customers of the Business;

          (k) any write-offs as uncollectible of any notes or accounts receivable of the Seller or Flexadux or write-downs of the value of any assets or inventory by the Seller or Flexadux other than in immaterial amounts or in the ordinary course of business consistent with past practice and at a rate no greater than during the twelve month period ending on the Balance Sheet Date;

          (l) any change by either the Seller or Flexadux in any method of accounting or keeping its books of account or in its accounting practices;

          (m) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets to, or entering into of any agreement, arrangement or transaction with, any related party except for (i) directors' fees and (ii) compensation to the officers and employees of the Seller or Flexadux with respect to the Business at rates not exceeding the rates of compensation disclosed on Schedule 2.23 hereto;

          (n) to the best knowledge of the Seller, any disclosure to any person not an employee or other disposal of any trade secret, process or know-how; or

          (o) any transaction, agreement or event outside the ordinary course of business or inconsistent with past practice or which has had or is likely to have a material adverse effect on the business, properties or prospects of the Business.

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     2.09 Taxes.

          (a) Each of the Seller and Flexadux has, with respect to the Business,
(i) timely filed all returns and reports required to be filed by it with respect to all foreign, federal, state and local income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, stock, franchise or other tax (all the foregoing taxes, including interest and penalties thereon and including estimated taxes, being hereinafter collectively called "Taxes"), (ii) paid all Taxes shown to have become due pursuant to such returns and reports and (iii) paid all other Taxes due, including without limitation Taxes for which a notice of or assessment or demand for payment has been received. All such returns have been prepared in accordance with all applicable Laws and accurately reflect the taxable income (or other measure of Tax) of the Seller or Flexadux (as the case may be).

          (b) The accruals for Taxes contained in the Balance Sheet of the Seller and Flexadux are adequate to cover all liabilities for Taxes of the Seller or Flexadux (as the case may be) for all periods ending on or before the Balance Sheet Date, and nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes for periods ended after the Balance Sheet Date through the date hereof have been paid or are adequately reserved against on the books of the Seller or Flexadux and on any interim financial statements provided to the Buyers, including the Final Takeover Balance Sheets required by
Section 7.04 below.

          (c) Each of the Seller and Flexadux has timely filed all information returns or reports which are required to be filed with respect to the Business and has accurately reported all information required to be reflected on such returns or reports. There are no proposed assessments of Tax against either the Seller or Flexadux or proposed adjustments to any tax returns or reports filed pending against either the Seller or Flexadux.

          (d) Schedule 2.09 hereto lists the most recent Tax return and report of the Seller and Flexadux that has been audited by the relevant authorities and all deficiencies or proposed deficiencies resulting from such audits have been paid or are adequately provided for in the Balance Sheet, and no Tax return or report is under examination by any taxing authority. Neither the Seller nor Flexadux has ever (i) executed a waiver or consent extending any statute of limitation for federal income or other tax liability which remains outstanding,
(ii) joined in or been required to join in filing a consolidated federal income tax return with any other party, except as listed on Schedule 2.09 hereto, (iii) applied for a tax ruling, (iv) entered into a closing agreement with any taxing authority or (vi) filed an election under section 338(g) or section 338(h)(10) of the Code or caused a deemed election under section 338(e) of the Code to have occurred.

     2.10 Inventory. All of the inventories of the Seller and Flexadux relating to the Business, including those reflected in the Balance Sheets and in the Final Takeover Balance Sheets, are valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Financial Statements. All of the inventories of the Seller and Flexadux reflected in the Balance Sheets and all inventories acquired since the Balance Sheet Date consist of items of a quality and quantity usable and salable in the ordinary course of the Business within a reasonable period of time, and all of the raw materials and work in process inventories of the Seller or Flexadux relating to the Business reflected in the Balance Sheets and all such inventories acquired since the Balance Sheet Date can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. None of the inventory of the Seller or Flexadux relating to the Business is obsolete or slow moving. Attached hereto as Schedule 2.10 is a true and correct summary of the inventories of the Seller and Flexadux relating to the Business of finished goods, work in process and raw materials as of the last day of the month immediately preceding the present month.

     2.11 Accounts Receivable. All of the accounts receivable of Flexadux and the Seller with respect to the Business, including those reflected on the Balance Sheets and the Final Takeover Balance Sheets represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona fide business transactions), have arisen in the ordinary course of business, are not subject to any counterclaims or offsets and have been billed and generally are due within 30 days after such billing. All such receivables are reasonably believed to be fully collectible in the normal and ordinary course of business, except to the extent of the reserve for doubtful accounts reflected on the Balance Sheet. Schedule 2.11 hereto sets forth (a) the total amount of accounts receivable of the Business outstanding as of the last day of the month immediately preceding the present month and (b) the aging of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days and over 90 days, from the due date thereof.

     2.12 Real Property.

          (a) Schedule 2.12 hereto sets forth a true and correct list of all leases for real property (including any subleases and assignments of leases) used in or relating to the Business with respect to which either the Seller or Flexadux is the lessee (or the sublessee or assignee of the lessee) (collectively, "Leases") and the location of all properties covered thereby, and indicates which of such Leases will require the consent of the landlord thereunder in order to prevent a default from occurring thereunder upon the sale of the Assets to TFC or the sale of the Shares to SII. All of such Leases are in full force and effect, all parties thereto are in compliance with all of the terms thereof and no default or event which, with the giving of notice or the passage of time or both, would constitute a default exists with respect to any party under any of such Leases.

          (b) Each of the Seller and Flexadux presently owns (beneficially or of record) the real properties described on Schedule 2.12 used in or relating to the Business (the real properties owned or leased by the Seller or Flexadux, including all structures and improvements thereon, are referred to collectively as the "Seller Properties").

          (c) Schedule 2.12 sets forth a true and correct list of all real properties (other than the Seller Properties) which were owned or leased by the Seller or Flexadux and used in or relating to the Business at any time since January 1, 1985 (all such properties and all other properties which were owned or leased by the Seller or Flexadux since its inception, including all structures and improvements thereon, are referred to as the "Former Seller Properties"), together with a brief description of the activities conducted on such properties by the Seller or

Flexadux or the occupants thereof during the time when the Seller or Flexadux owned or occupied such properties.

     2.13 Material Agreements. Except as listed on Schedule 2.13 hereto, neither the Seller nor Flexadux is a party to or bound by any agreement, contract or commitment, oral or written, formal or informal, of the following types relating to the Business (collectively, "Material Agreements"):

          (a) employment or consulting agreements;

          (b) powers of attorney;

          (c) sales agency, manufacturer's representative and distributorship agreements or other distribution or commission arrangements;

          (d) licenses of patents, trademarks or other intellectual property rights;

          (e) agreements, orders or commitments for the purchase of services, supplies or finished products from any one supplier for an amount in excess of $10,000;

          (f) agreements, orders or commitments for the sale of products or services for more than $10,000 to any single purchaser;

          (g) agreements, orders or commitments for the sale of products or services to any Government Authority;

          (h) contracts or options relating to the sale by the Seller or Flexadux of any asset, other than sales of inventory in the ordinary course of business;

          (i) agreements or commitments for capital expenditures in excess of $25,000 for any single project;

          (j) joint venture agreements;

          (k) lease agreements for personal property;

          (l) agreements relating to the assumption or guarantee by the Seller or Flexadux of any liability or obligation of any other person or entity, whether absolute, accrued, contingent or otherwise;

          (m) agreements, contracts or commitments for any charitable or political contribution; or

          (n) other agreements, contracts or commitments which are material to the Business, or which involve payments or receipts of more than $10,000 in any single year, or which were entered into other than in the ordinary and usual course of business, and which are not listed on any other Schedule hereto.

     All such Material Agreements are in full force and effect, all parties to such Material Agreements have, to the best knowledge of the Seller, complied with the provisions thereof (including without limitation any provision relating to hiring practices, equal opportunity of employment or affirmative action), and no default or event which, with the giving of notice or the passage of time or both, would constitute a default exists with respect to any party under any of such Material Agreements. Schedule 2.13 hereto indicates which of such Material Agreements will require the consent of a party thereto in order to prevent a default from occurring thereunder upon the sale of the Assets and the Business to TFC or the sale of the Shares to SII.

     2.14 Patents and Intellectual Property Rights. Schedule 2.14 hereto sets forth a true and correct list of all patents, patent applications, trademarks and trade names, copyrights, service marks, logos and other Intellectual Property presently held, owned or used by the Seller or Flexadux relating to the Business, or necessary to the Business as it is now conducted, all of which are valid and in good standing, and none of which infringes (nor has any claim been made that any of them infringes) the patents, trademarks or other rights of others. The manufacture, sale or use of any products now or heretofore manufactured or sold by the Business did not and does not infringe (nor has any claim been made that any such action infringes) the patents or rights of others.

     2.15 Title to Assets. Each of the Seller and Flexadux has good and marketable title (fee or leasehold) to all of its properties and assets which relate to the Business, including the properties and assets reflected in the Balance Sheets (except those disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of any Liens except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of the Business, (b) Liens for current taxes not yet due and payable and (c) as disclosed on Schedule 2.15 hereto (collectively, "Permitted Liens"). The assets of the Flexaust Division, together with the assets of Flexadux, constitute all of the assets used in or related to the Business.

     2.16 Condition of Assets. The buildings, equipment, machinery, furniture, improvements and other assets of the Seller and Flexadux used in or relating to the Business, including those reflected in the Balance Sheets, are in good operating condition and repair and are suitable for the purposes for which they are used in the Business.

     2.17 Permits. Schedule 2.17 hereto sets forth a true and correct list of all material Permits held by the Seller or Flexadux with respect to the Business or the Assets and indicates which of such Permits will require the consent of the issuing Government Authorities for such Permits to remain in full force and effect upon the sale of the Assets to TFC and the sale of the Shares to SII. All such Permits are in full force and effect and the Seller and Flexadux are in compliance with the terms and conditions thereof. The Seller and Flexadux together hold all Permits required under all Laws which are material to the Business.

     2.18 Compliance with Laws. Each of the Seller and Flexadux has complied and is in substantial compliance with all material Laws relating to the Business (including without limitation those relating to environmental protection, occupational safety and health and equal employment practices). No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Government Authority or other entity which has had or could have a material effect on the Business with respect to any alleged violation by either the Seller or Flexadux of any Law.

     2.19 Environmental Matters. Except as set forth on Schedule 2.19 hereto, none of the following events has occurred:

          (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, release, seepage or filtration of any Hazardous Substance (as hereinafter defined) at, upon, under or within any of the Seller Properties or, to the best knowledge of the Seller, the Former Seller Properties, or from any of the Seller Properties or, to the best knowledge of the Seller, from any of the Former Seller Properties, to any other real property or into the air or any body of water, in violation of any applicable Environmental Laws (as defined below);

          (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Seller Properties or, to the best knowledge of the Seller, the Former Seller Properties in violation of any applicable Environmental Laws;

          (c) the transport, disposal, abandonment or discarding by the Seller or Flexadux or their respective employees, agents or independent contractors, of any Hazardous Substance in violation of any applicable Environmental Laws;

          (d) any activity which could result in any material liability, cost or expense to any past, present or future owner or occupier of the Seller Properties or, to the best knowledge of the Seller, the Former Seller Properties under any applicable Environmental Laws; or

          (e) any other material violation of or noncompliance with any Environmental Law by either the Seller or Flexadux or any of their respective employees or, to the best knowledge of the Seller, agents or independent contractors.

As used herein, "Environmental Laws" shall mean any Laws which relate to the environment or human health or safety, including without limitation Laws relating to the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of any Hazardous Substance, and "Hazardous Substance" shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, pollutants, contaminants or any related materials or substances specified in any applicable Environmental Laws (including any "hazardous substance" as defined in the Comprehensive Environmental Response Compensation Liability Act, 42 U.S.C. ss.ss.6901 et seq.), and (ii) asbestos, polychlorinated biphenyls, radon, petroleum products and urea formaldehyde.

     2.20    ERISA Matters.

          (a) Except for the benefit plans listed on Schedule 2.20 hereto, neither the Seller nor Flexadux sponsors or maintains nor is required, either by law or by contract, to contribute to any employee welfare benefit plan, within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to the Business or any employees of the Business nor to any employee pension benefit plan, within the meaning of section 3(2) of ERISA, with respect to the Business or any employees of the Business (all such plans, including the Pension Plan, are referred to individually as a "Plan" and collectively as the "Plans"). Neither the Seller nor Flexadux has contributed to, nor is it required to contribute to, any multi-employer plan, within the meaning of section 3(37) of ERISA, with respect to the Business.

          (b) All contributions required, by law or by contract, to be made to any Plan for any plan year or other period on the basis of which contributions are required ending before the date hereof have been made as of the date hereof or have been adequately provided for in the Financial Statements.

          (c) The Plans and any trusts or insurance contracts maintained in connection therewith have been administered in compliance with ERISA and the Code in all material respects, and the Seller and Flexadux (as applicable) have complied in all material respects with all legal requirements with respect to the Plans, including any reporting and disclosure requirements.

          (d) No Plan, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in any transaction prohibited by section 406 or section 407 of ERISA, or by section 4975 of the Code, which could subject either Seller or any Plan to any penalty imposed under ERISA or to any tax imposed by section 4975 of the Code or, if any such transaction has occurred, it has been corrected, within the meaning of section 4975 of the Code, and all applicable Taxes and penalties with respect thereto have been paid.

          (e) Each Plan has been determined by the Internal Revenue Service to be "qualified" within the meaning of section 401(a) of the Code and the Seller has provided the Buyers with a copy of the most recent determination letter issued by the Internal Revenue Service with respect to each Plan. The Seller knows of no fact that may adversely affect the qualified status of any Plan.

          (f) No "reportable event" as that term is defined in section 4043(c) of ERISA has occurred with respect to any Plan.

          (g) The Seller has provided the Buyers with true and correct copies of the IRS Form 5500 most recently filed for each Plan.

          (h) Neither the Seller nor Flexadux nor any other employer which, with either of them, could be or has been considered to be a "single employer" within the meaning of section 414(b) or 414(c) of the Code has ever terminated or withdrawn, wholly or partially, from any multi-employer plan within the meaning of section 3(37) of ERISA, nor has any such employer announced an intention to withdraw, but not yet completed such withdrawal, from any multi-employer plan.

          (i) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Seller, threatened against or affecting any Plan, any fiduciaries thereof or the assets of any trust thereunder, at law or in equity, by or before any Judicial Authority, and there is no basis for any such action, suit, investigation or proceeding. There are presently no outstanding Judgments against or affecting any Plan, any fiduciaries thereof or the assets of any trust thereunder.

     2.21 Consents. No consent, approval or authorization of, or registration or filing with, any person or entity, including any Government Authority, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as otherwise disclosed on a Schedule to this Agreement.

     2.22 No Pending Litigation or Proceedings. Except as set forth on Schedule 2.07, there are no actions, suits, investigations, or proceedings pending or, to the best knowledge of the Seller, threatened against or affecting either the Seller or Flexadux, the Business, any of the Assets or the Shares or the Seller's or Flexadux's respective rights thereto, at law or in equity, by or before any Judicial or Government Authority, and to the best knowledge of the Seller there is no basis for any such action, suit, investigation or proceeding. To the best knowledge of the Seller, there are presently no outstanding Judgments against or affecting either the Seller or Flexadux or any of their assets or affecting the Business, the Assets, the Shares or the Seller's rights thereto.

     2.23 Officers and Employees. Schedule 2.23 hereto contains a list of all officers and other employees of and consultants to either the Seller or Flexadux employed or used in connection with the Business whose current annual salary or rate of compensation, exclusive of commissions, is $25,000 or more, together with the current job title or relationship to the Seller or Flexadux and the aggregate remuneration rate for each such person.

     2.24 Labor Relations. The relations of each of the Seller and Flexadux with its employees in the Business are good. Except as disclosed on Schedule 2.24 hereto, with respect to the Business:

          (a) no employee of either the Seller or Flexadux is represented by any union or other labor organization, and neither the Seller nor Flexadux is party to any union or collective bargaining agreement;

          (b) no employees of either the Seller or Flexadux are party to, or are the target of, any union organizing drive or similar activity;

          (c) there is no unfair labor practice charge or complaint against either the Seller or Flexadux pending or, to the best knowledge of the Seller, threatened before the National Labor Relations Board or any other Government or Judicial Authority;

          (d) there is no labor strike, dispute, slow down or stoppage pending or, to the best knowledge of the Seller, threatened against or involving either the Seller or Flexadux;

          (e) no labor grievance which might have an adverse affect on either the Seller or Flexadux or the conduct of the Business is pending or, to the best knowledge of the Seller, threatened;

          (f) to the best knowledge of the Seller, neither the Seller nor Flexadux is or has engaged in any unfair or discriminatory labor practices which remain unresolved as of the date of this Agreement;

          (g) no agreement to which either the Seller or Flexadux is a party or by which it is bound restricts Seller or Flexadux from relocating, closing or terminating any of its operations or facilities; and

          (h) neither the Seller nor Flexadux has experienced any work stoppage or other labor difficulty in the past three years.

     2.25 Products; Products Liability.

          (a) Schedule 2.25 hereto sets forth a true and correct list of all product lines currently or formerly manufactured or sold by the Business and all services currently or formerly provided by the Business with respect to which either the Seller or Flexadux has any outstanding warranty obligations or other liabilities, whether actual or contingent.

          (b) The Seller has delivered to the Buyers true and correct copies of all express warranties in effect with respect to any products manufactured or sold, and any services provided by, the Business.

          (c) Except for lawsuits, claims, damages and expenses adequately covered by insurance, to the best knowledge of the Seller there are no liabilities of either the Seller or Flexadux, fixed or contingent, asserted or unasserted, with respect to (i) any product manufactured or sold by the Business or (ii) any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured or sold by the Business.

     2.26 Insurance. Schedule 2.26 hereto sets forth a true and correct list of all policies of insurance of which either the Seller or Flexadux is the owner, insured or beneficiary relating to the Business, or covering any of its property used in or relating to the Business, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder. All such policies are outstanding and in full force and effect. The coverages provided by such policies are reasonable, in both scope and amount, in light of the risks attendant to the businesses in which the Seller or Flexadux is, or has been, engaged and are comparable to coverages customarily maintained by the Seller or Flexadux in a similar line of business, and such insurance is reasonably believed to be, subject to reasonable deductibles, sufficient in the aggregate to cover all reasonably foreseeable damage to and liabilities or contingencies relating to the conduct by the Seller and Flexadux of the Business. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any material claim under any such policy in a timely fashion or in the manner or detail required by such policy. Except as set forth on Schedule 2.26, there are no outstanding unpaid premiums or claims under such policies. Schedule 2.26 contains an accurate and complete description of any provision contained in such policies which provide for retrospective or retroactive premium adjustments. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by either the Seller or Flexadux. Neither the Seller nor Flexadux has been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. Since January 1, 1990, all products liability and general liability policies maintained by or for the benefit of either the Seller or Flexadux have been "occurrence" policies and not "claims made" policies.

     2.27 Customers and Suppliers. Schedule 2.27 hereto contains a list of each of the customers and suppliers of the Business whose purchases from or sales to the Business constituted five percent or more of the net sales or net purchases of the Business, respectively, during any of the fiscal years ended December 31, 1992, December 31, 1993 or December 31, 1994 or during the three-month period ended March 31, 1995, showing, with respect to each, the name and address, dollar volume and nature of the relationship (including the principal categories of products bought or sold). Neither the Seller nor Flexadux is required to provide any material bonding or other financial security arrangements in connection with any of the transactions with any of such customers or suppliers. Neither the Seller nor Flexadux has received any direct communication (whether oral or written) of any intention of any customer identified on Schedule 2.27 hereto to discontinue its relationship as a customer of, or materially to reduce its purchases from the Business.

     2.28 Brokerage. Neither the Seller nor Flexadux has made any agreement or taken any other action which might cause anyone to become entitled to a finder's or broker's fee or commission as a result of the transactions contemplated hereunder.

     2.29 Disclosure. No representation or warranty by the Seller in this Agreement, and no Exhibit, Schedule, document, statement or certificate furnished or to be furnished to the Buyers pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to (a) make the statements or facts contained herein or therein not misleading or (b) provide the Buyers with adequate and complete information as to the Seller, Flexadux and their respective affairs, the Business, the Assets and the Shares.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

       The Buyers hereby represent and warrant to the Seller as follows:

     3.01 Organization. TFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. SII is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Buyer has the full corporate power to own or lease its properties and assets as now owned or leased, to carry on its business as and where now being conducted and to make, execute, deliver and perform this Agreement and the Related Agreements to which it is a party.

     3.02 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Related Agreements to which each Buyer is a party have been duly authorized by all necessary corporate action on the part of such Buyer. This Agreement and the Related Agreements to which each Buyer is a party have been or will be duly executed and delivered by such Buyer and constitute or will constitute legal, valid and binding obligations of such Buyer, enforceable against it in accordance with their respective terms.

     3.03 No Violation of Laws or Agreements. The execution and delivery of this Agreement and the Related Agreements to which each Buyer is a party do not, and the consummation of the transactions contemplated by this Agreement and the Related Agreements and the compliance with the terms, conditions and provisions hereof and thereof by such Buyer will not, conflict with or result in a breach of or constitute a default (or an event which might, with the giving of notice of the passage of time or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which such Buyer is a party or by which such Buyer or any of its assets may be bound or affected, or any Judgment or material Law.

     3.04 Brokerage. Neither Buyer has made any agreement or taken any other action which might cause anyone to become entitled to a finder's or broker's fee or commission as a result of the transactions contemplated hereunder.


                                   ARTICLE IV

         CERTAIN RIGHTS AND OBLIGATIONS OF THE PARTIES PRIOR TO CLOSING

     4.01 Conduct of Business Pending Closing. From and after the date hereof and pending the Closing, and unless the Buyers shall otherwise consent or agree in writing, the Seller covenants and agrees that:

          (a) Ordinary Course. The Business shall be conducted only in the ordinary course and consistent with past practice, including without limitation billing, shipping and collection practices, inventory transactions and payment of accounts payable.

          (b) Preservation of Business. The Seller shall use all reasonable efforts to preserve the business organization of the Business intact, to keep available to the Buyers the services of the present officers and employees of the Business and to preserve for the Buyers the good will of the suppliers, customers and others having business relations with the Business.

          (c)  Material  Transactions.  The Seller  shall,  with  respect to the
Business:

               (i) permit the Buyers to have on the premises of the Business, at the Buyers' expense, a representative of the Buyers who shall consult with the Seller and supervise the conduct of the Business in a manner satisfactory to the Buyers;

               (ii) in the event of a casualty, loss or damage to any of the Assets prior to the Closing Date for which the Seller or Flexadux is insured, at the option of the Buyers, either repair or replace such damaged Asset or transfer the proceeds of such insurance to the Buyers at Closing;

               (iii) not enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business the terms of which are consistent with past practice and reasonable in light of current conditions;

               (iv) not enter into any employment or consulting contract or arrangement with any person relating to the Business which is not terminable at will without penalty or continuing obligation;

               (v) not incur, create, assume or suffer to exist any Lien, tenancy or other matter affecting title to any of its assets used in or relating to the Business, except Permitted Liens;

               (vi) not make, change or revoke any tax election or make any agreement or settlement with any taxing authority;

               (vii) loan or advance funds to, or make an investment in or capital contribution to, any person or entity;

               (viii) not sell, transfer or otherwise dispose of any of the Assets except for sales of inventory in the ordinary course of business and sales or other dispositions of assets which are not material to the Business, or sell, transfer or otherwise dispose of any of the Shares, or negotiate with or enter into any agreement with any person or entity to do any of the foregoing, except as permitted by Section 4.02 below;

               (ix) merge or consolidate with or into any other entity, or negotiate or enter into any agreement with any person or entity to do any of the foregoing;

               (x) not take any action or permit to occur any event described in
Section 2.08, except as otherwise expressly required by the terms hereof;

               (xi) not take any action or omit to take any action which will result in a violation of any material Law or cause a breach of any material agreements, contracts or commitments;

               (xii) promptly notify the Buyers in writing of any materially adverse developments with respect to the Business, the Assets or the Shares;

               (xiii) enter into no transaction, and use its best efforts not to permit any event to occur, which would result in any of the representations and warranties of the Seller contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction or event;
               (xiv) maintain levels of Inventory substantially in accordance with the Inventory levels of the Business as of the date hereof (as adjusted to reflect purchase orders received after the date hereof) and in accordance with the Seller's normal business practices; or

               (xv) not incur any other obligation or liability, absolute or contingent, with respect to the Business except in the ordinary course of business and consistent with past practice.

     4.02 Permitted Transfers of Assets to Others. Notwithstanding Section 4.01(c)(viii) above, the Seller may sell its Amesbury, Massachusetts facility at which a portion of the Business is conducted (the "Amesbury Facility") provided that (i) the sale price for the Amesbury Facility shall be at least $390,000 and
(ii) all proceeds of such sale shall remain in the Flexaust Division and shall be transferred to TFC at the Closing.

     4.03 Insurance. The Seller and Flexadux shall maintain in full force and effect the policies of insurance listed on Schedule 2.26, subject only to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing and approved by the Buyers. The Seller shall promptly notify the Buyers of any change of insurer or type of coverage in respect of the policies listed on Schedule 2.26 hereto.

     4.04 Satisfaction of Closing Conditions. The Buyers and the Seller each shall (a) use their best efforts to cause all of the conditions to the obligations of the other under Article V of this Agreement to be satisfied on or prior to the Closing Date and (b) promptly notify the other of any event or fact which represents or is likely to cause a breach of any of or its representations, warranties, covenants or agreements hereunder. The Seller shall promptly advise the Buyers in writing of the occurrence of any condition or development (exclusive of general economic factors affecting business in general) of a nature that is or may be materially adverse to the businesses, operations, assets, prospects or conditions (financial or otherwise) of the Business.

     4.05 Access, Information and Documents; Confidentiality. The Seller shall give to the Buyers and to the Buyers' counsel, accountants and other representatives (collectively, "Representatives") full access during normal business hours to all of the Seller's and Flexadux's properties, books, tax returns, contracts, commitments, records, officers, personnel and accountants relating to the Business and will furnish to the Buyers all such documents and copies of documents and all such other information with respect to the affairs of the Business as the Buyers may reasonably request. The Buyers agree that they will hold in strict confidence, and cause their Representatives to hold in strict confidence, all information obtained from the Seller under this Section
4.05 and will not disclose, and will cause their Representatives not to disclose, any portion of such information to any third party (except for (i) information which, at the time of disclosure or thereafter, became or becomes generally known to the public through no act or omission of the Buyers; (ii) information that is already in possession of the Buyers free of any obligation of confidence to the Seller or any other third party; (iii) information that became or becomes available to the Buyers from a third party who did not acquire such information under an obligation of confidentiality, either directly or indirectly; or (iv) information that was or becomes required to be disclosed by law, provided, however, that the Buyers shall give prior written notice of such disclosure to the Seller, use their best efforts to limit such disclosure, and make such disclosure only to the extent so required). In the event this Agreement is terminated pursuant to Section 5.03(a) below or the transactions contemplated by this Agreement are otherwise not consummated, the Buyers shall immediately upon request of the Seller return, and shall cause their Representatives to immediately return, all copies of documents and other information obtained pursuant to this Section 4.05 without retaining copies or extracts thereof.

     4.06 Audit of Inventory. As soon as practicable prior to the Closing Date, the Buyers and the Seller shall conduct an audit of the Inventory being purchased by TFC pursuant hereto, at the Buyers' expense.

     4.07 Environmental Law Compliance. Prior to the Closing Date, the Buyers, at their sole option, may cause an environmental audit to be performed on the Seller Properties. Such environmental audit shall be performed by an environmental auditing firm selected by the Buyers and at the sole expense of the Buyers.

     4.08 Consents and Best Efforts. The Buyers and the Seller will take all reasonable action required to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any third parties, including Governmental Authorities, necessary to authorize, approve or permit the full and complete transfer of the Business, the Assets and the Shares to the Buyers pursuant to this Agreement. The Buyers and the Seller covenant and agree to use their best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things and execute any documents necessary or advisable under applicable laws or as reasonably requested by the other party to consummate and make effective the transactions contemplated hereby.

     4.09 Certain Employee Matters.

          (a) Nothing in this Agreement (i) requires the Buyers to hire, or to offer to hire, any employees of the Seller employed at the Amesbury Facility,
(ii) constitutes an offer to employ such employees or (iii) requires the Buyers to pay any such persons severance pay in the event of termination of employment. Notwithstanding the foregoing, the Buyers may make offers of employment to such of the employees of the Seller working in the Business as the Buyers in their sole discretion may choose, and the Seller shall use its best efforts to persuade such employees to accept such offers. Prior to the Closing Date, the Seller shall afford the Buyers reasonable access to the Seller's employees to allow the Buyer to interview such employees.

          (b) The Buyers do not and shall not assume or be responsible for any obligations or liabilities arising out of any employment relationship between the Seller and any employee or former employee, and without limiting the foregoing, the Buyers shall have no liability or obligation in connection with either Seller's employees or former employees and their beneficiaries for: (i) contributions to or payments under employee benefit plans, stock options, programs, arrangements or understandings; (ii) accrued, but unused, sick leave, vacation pay and severance pay, if any; (iii) liabilities or obligations under any collective bargaining agreement or bargaining relationship; or (iv) claims, demands, administrative proceedings or suits arising out of, or in connection with, alleged unlawful employment practices of the Seller.

          (c) Pursuant to Section 4.09(a) above, the Buyers are not hiring any of the employees of the Seller employed at the Amesbury Facility and listed on
Schedule 4.09(c)(i) hereto (the "Amesbury Employees"). However, TFC has requested the Seller not to terminate, and the Seller has agreed not to terminate, the Amesbury Employees listed on Schedule 4.09(c)(ii) hereto (such employees are referred to as the "Holdover Amesbury Employees") until May 12, 1995. The Seller shall use its best efforts to cause the Holdover Amesbury Employees to perform such services for TFC as TFC may reasonably direct. TFC shall reimburse the Seller for the costs of the Seller relating to payment of regular salary or wages and normal benefits (other than severance pay and accrued vacation, sick leave and holiday pay) to the Holdover Amesbury Employees (at the employee's current salary or wage rate) for the period from May 1, 1995 through May 12, 1995 (except as otherwise indicated on Schedule 4.09(c)(ii)). The Buyers shall not be responsible for any other costs of the Seller relating to the Amesbury Employees (including the Holdover Amesbury Employees).

     4.10 Bulk Sales Law Compliance. The Buyer hereby waives compliance by the Seller with the requirements of the bulk sales law of any state having jurisdiction.

                                   ARTICLE V

                       CONDITIONS TO CLOSING; TERMINATION

     5.01 Conditions Precedent to Obligations of Buyers. The obligation of the Buyers to proceed with the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions (any one or more of which may be waived in whole or in part by the Buyers at the Buyers' option):

          (a) Bringdown of Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, and the Buyers shall have received a certificate to such effect signed by the President of the Seller.

          (b) Performance and Compliance. The Seller shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing Date, and the Buyers shall have received a certificate to such effect signed by the President of the Seller.

          (c) Opinion of Counsel. The Buyers shall have received from Freedman, Levey, Kroll & Simonds, counsel for the Seller, an opinion dated the Closing Date in form and substance satisfactory to Buyers, with respect to the matters set forth in Section 2.01, 2.04 (first two sentences only), 2.05, 2.18, 2.21 and
2.22 and with respect to such other matters as the Buyers may reasonably request.

          (d) Satisfactory Instruments. All instruments and documents required on the Seller's part to effectuate and consummate the transactions contemplated hereby shall be delivered to the Buyers and shall be in form and substance reasonably satisfactory to the Buyers.

          (e) Consents. All consents necessary to prevent a default from occurring under any of the Leases or Material Agreements, or to prevent any suspension or termination of any of the Permits or withdrawal of any right or privilege thereunder, shall have been obtained by the Seller.

          (f) Litigation. No Judgment shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or adversely affect TFC's ownership or control of the Assets or SII's ownership of the Shares, and there shall not be pending or threatened, by or before any Judicial or Government Authority, any action or proceeding challenging any of the transactions contemplated by this Agreement or the Related Agreements or seeking monetary relief by reason of the consummation of such transactions or which might affect TFC's right to own, operate or control the Assets after the Closing Date in the manner in which they were operated prior thereto, SII's right to own the Shares after the Closing Date, or which might have a material adverse effect on the business, prospects or condition (financial or otherwise) of the Assets.

          (g) Employment Agreements. Frederick R. Radcliffe and William Draper each shall have entered into an Employment Agreement with TFC.

          (h) Flormar Purchase Closing. The closing of the sale by the Seller to Flormar of the Seller's Warsaw, Indiana real property pursuant to the Flormar Purchase Agreement shall have occurred.

          (i) Flexaust GmbH Closing. The closing of the sale by the Seller to Schauenburg GmbH of its 50% equity interest in Flexaust GmbH shall have occurred.

          (j) Approval of Board of Directors. This Agreement, the Related Agreements and all transactions contemplated hereby or thereby shall have been duly approved by all required corporate action on the part of (i) each Buyer's board of directors and (ii) the Seller's board of directors and sole shareholder. In addition, the Buyers shall have received copies, certified by the Secretary of the Seller, of the resolutions of the Seller's board of directors and sole shareholder approving said agreements and transactions.

          (k) No Material Adverse Change. There shall have been no material adverse change since the Balance Sheet Date in the businesses, operations, assets, prospects or condition (financial or otherwise) of the Business.

          (l) Compliance With Laws. The Seller shall have duly complied with all such applicable Laws (other than bulk sales laws) as may be required for the valid and effective consummation of the transactions contemplated by this Agreement.

          (m) Assignment Instruments. The Seller shall have executed and delivered to the Buyers the Assignment Instruments.

          (n) Non-Competition Agreement. The Seller shall have executed and delivered to the Buyers the Non-Competition Agreement.

     5.02 Conditions Precedent to the Obligations of the Seller. The obligation of the Seller to proceed with the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions (any one or more of which may be waived in whole or in part by the Seller at the Seller's option):

          (a) Bringdown of Representations and Warranties. The representations and warranties of the Buyers contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on as of such date, and each Buyer shall have delivered to the Seller a certificate to such effect.

          (b) Performance and Compliance. Each of the Buyers shall have performed all of the covenants and complied with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing Date, and each of the Buyers shall have delivered to the Seller a certificate to such effect.

          (c) Opinion of Counsel for Buyers. The Seller shall have received from Cohen & Grigsby, P.C., counsel for the Buyers, an opinion dated the Closing Date in form and substance satisfactory to the Seller, with respect to the matters set forth in Sections 3.01, 3.02 and 3.03 and with respect to such other matters as the Seller may reasonably request.

          (d) Satisfactory Instruments. All instruments and documents required on the part of the Buyers to effectuate and consummate the transactions contemplated hereby shall be delivered to the Seller and shall be in form and substance reasonably satisfactory to the Seller.

          (e) Litigation. No Judgment shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not be pending or threatened, by or before any Judicial or Government Authority, any action or proceeding challenging any of the transactions contemplated by this Agreement or the Related Agreements or seeking monetary relief by reason of the consummation of such transactions.

          (f) Flormar Purchase Closing. The closing of the sale by the Seller to Flormar of the Seller's Warsaw, Indiana real property pursuant to the Flormar Purchase Agreement shall have occurred.

          (g) Flexaust GmbH Closing. The closing of the sale by the Seller to Schauenburg GmbH of its 50% equity interest in Flexaust GmbH shall have occurred.

          (h) Approval of Board of Directors This Agreement, the Related Agreements and all transactions contemplated hereby or thereby shall have been duly approved by all required corporate action on the part of (i) each Buyer's board of directors and (ii) the Seller's board of directors and sole shareholder. In addition, the Seller shall have received from each Buyer a copy, certified by the Secretary or Assistant Secretary of such Buyer, of resolutions of each Buyer's board of directors approving said agreements and transactions.

      5.03 Termination.

          (a) When Agreement May Be Terminated. This Agreement may be terminated at any time prior to Closing:

               (i) by mutual consent of the Buyers and the Seller;

               (ii) by the Buyers if there has been a material misrepresentation by the Seller hereunder, a material breach by the Seller of any of its warranties or covenants set forth herein, or if any of the conditions specified in Section 5.01 hereof shall not have been fulfilled within the time required and shall not have been waived by the Buyers;

               (iii) by the Seller if there has been a material misrepresentation by either Buyer hereunder, a material breach by either Buyer of any of its warranties or covenants set forth herein or if any of the conditions specified in Section 5.02 hereof shall not have been fulfilled within the time required and shall not have been waived by the Seller;

               (iv) by the Buyers or the Seller if the Closing shall not have occurred on or prior to April 30, 1995 (as such date may be extended by mutual consent of the Buyers and the Seller); provided that the Buyers or the Seller may terminate this Agreement pursuant to this subparagraph (iv) only if the Closing shall not have occurred prior to such date for a reason other than a failure by such party to satisfy the conditions to Closing of the other party set forth in Section 5.01 or 5.02 hereof or a failure by such party to bargain in good faith; or

               (v) by the Buyers  under the  circumstances  set forth in Section
4.07 above.

          (b) Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyers as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either the Seller or the Buyers, except for liabilities arising from a breach of this Agreement prior to such termination.


                                   ARTICLE VI

                                INDEMNIFICATION

     6.01 Indemnification by the Seller. The Seller hereby agrees to indemnify and hold harmless the Buyers from and against:

          (a) any loss, liability (including without limitation any Tax liability), claim, obligation, damage or deficiency of or to the Buyers arising out of or resulting from (i) any misrepresentation, breach of warranty or nonfulfillment of any covenant on the part of either Seller contained in this Agreement or in any statement or certificate furnished or to be furnished to the Buyers pursuant hereto or in connection with the transactions contemplated hereby, or (ii) any investigation by any Government or Judicial Authority of either Seller or its business or affairs, to the extent such investigation is addressed to events occurring prior to the Closing Date, or (iii) any events, actions or omissions occurring prior to the Closing Date and which relate to the Business or the Assets (other than Assumed Liabilities), or (iv) resulting from the Buyer's waiver of compliance by the Seller with the requirements of any applicable bulk sales law; and

          (b) any actions, judgments, costs and expenses (including without limitation reasonable attorneys fees and all other expenses incurred in investigating, preparing or defending any litigation, proceeding or investigation, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 6.01.

     6.02 Indemnification by Buyers. The Buyers hereby agree to indemnify and hold harmless the Seller from and against:

          (a) any loss, liability, claim, obligation, damage or deficiency of or to the Seller arising out of or resulting from (i) any misrepresentation, breach of warranty or nonfulfillment of any covenant on the part of either Buyer contained in this Agreement or in any statement or certificate furnished or to be furnished to the Seller in connection with the transactions contemplated hereby, or (ii) any investigation by any Government or Judicial Authority of either Buyer or its business or affairs, to the extent such investigation is addressed to events, actions or omissions occurring on or after the Closing Date and which relate to the Business or the Assets or (iii) events occurring on or after the Closing Date or from any Assumed Liability; and

          (b) any actions judgments, costs and expenses (including reasonable attorneys fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 6.02.

     6.03  Representation, Cooperation and Settlement.

          (a) A party seeking indemnification pursuant to this Article VI (an "Indemnitee") shall give prompt written notice to the party from whom indemnification is sought (an "Indemnitor") of any claim asserted against such Indemnitee which might give rise to a claim by such Indemnitee against such Indemnitor based on the indemnity agreement contained in this Article VI, stating the nature and basis of the first-mentioned claim and the amount (or a good faith estimate) thereof.

          (b) An Indemnitor shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding brought against an Indemnitee with respect to which such Indemnitor may have liability under the indemnity agreement contained in this Article VI (an "Action"); provided that notwithstanding the foregoing, if such Indemnitor shall fail or refuse to exercise such responsibility and authority within a reasonable time after receiving notice from the Indemnitee of such action, suit or proceeding, then such Indemnitee may do so at such Indemnitor's expense. If any Action is brought against an Indemnitee which is defended by an Indemnitor, such Indemnitee shall have the right, at its own expense, to be represented by counsel of its own choosing and with whom counsel for such Indemnitor shall confer in connection with the defense of any such Action. Each of such Indemnitee and Indemnitor shall make available to the counsel and accountants of the other all of its books and records relating to such Action, and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Action.

     6.04 Duration of Indemnification Obligations. No claim for indemnification pursuant to this Article VI shall be made after the third anniversary of the Closing Date, except that such time limitation shall not apply to:

          (a) claims for  misrepresentations or breaches of warranty relating to
Section 2.09 (relating to Taxes), which may be asserted until after the running of the applicable statute of limitations with respect to the taxable period to which a particular claim relates;

          (b) claims for  misrepresentations or breaches of warranty relating to
Section 2.19 (relating to environmental matters), which claims may be asserted until after the running of the applicable statute of limitations, if any;

          (c) claims for  misrepresentations or breaches of warranty relating to
Section 2.20 (relating to ERISA), which claims may be asserted until after the running of the applicable statute of limitations with respect to the period of time to which a particular claim relates;

          (d) claims which have been the subject of a notice from an Indemnitee to an Indemnitor prior to such date;

          (e) claims made by an Indemnitee pursuant to Section 6.01(b) or 6.02(b), which may be asserted until after the amount of an Indemnitor's indemnification liability with respect to the underlying claim is finally determined;

          (f) claims for misrepresentations or breaches of warranty if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading or constituted fraud under applicable Laws; and

          (g) claims made by the Buyers pursuant to Section 6.01(a)(ii).

     6.05 Satisfaction of Claims Against the Seller. The Buyers shall have the right to set-off the amount of any claim for indemnification against the Seller against any amounts owed by TFC to the Seller under Section 1.04(b) of this Agreement and, so long as the Buyers have acted reasonably and in good faith in asserting such claim for indemnification against the Seller, the exercise by the Buyers of such setoff right shall not constitute a default against obligations under Section 1.04(b).


                                  ARTICLE VII

                   COVENANTS OF THE PARTIES AFTER THE CLOSING

     7.01 Further Assurances. From time to time after the Closing Date, upon the request of the Buyers the Seller shall (a) make available to the Buyers any records, documents or other information relating to the Business and retained by the Seller and (b) execute, deliver and acknowledge all such further instruments of transfer and conveyance and take all such other

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actions as the Buyers may reasonably  require to more  effectively  transfer the
Assets to TFC or the Shares to SII. In addition, upon the request of the Seller the Buyers shall (a) make available to the Seller any records, documents or other information relating to the Business and in the possession of the Buyers for the purpose of enabling the Seller to prepare tax returns or for any other reasonable purpose and (b) execute, deliver and acknowledge all such further documents and instruments and take all such other actions as the Seller may reasonably require to more effectively complete the transactions contemplated by this Agreement or the Related Agreements.

     7.02 Delivery of Payments and Documents. The Seller shall, as promptly as practicable after receipt thereof, properly endorse (if necessary) and deliver to TFC any payments or documents received by the Seller on account of any item constituting a part of the Assets or otherwise relating to the Business.

     7.03 Non-Transferable Contracts. If the Seller is unable to obtain the consent, if required, of any third party to the assignment of any contract or agreement constituting an Assumed Liability to the Buyers, then such contract shall constitute an Excluded Asset, and the Seller shall remain solely liable for the performance of such contract. The Buyers agree to cooperate with the Seller to perform any such contract. All proceeds of any such contract shall be delivered to the Buyers promptly upon the Seller's receipt thereof.

     7.04 Final Takeover Balance Sheets; Adjustments to Purchase Price.

          (a) The parties have intended that the Purchase Price would be adjusted with reference to the net worth of the Flexaust Division and Flexadux as of December 31, 1994. Therefore, in order to permit the appropriate adjustments to the Purchase Price to be made, within 45 days after the Closing Date, the Seller shall provide the Buyers with unaudited interim balance sheets for Flexadux and the Flexaust Division as of the Effective Time (each interim balance sheet is referred to as a "Final Takeover Balance Sheet") demonstrating that, as of the Effective Time, (i) the book value of the assets of the Flexaust Division less the book value of the Amesbury Facility (net of the items on the balance sheet assumed by TFC pursuant to Section 1.02 and listed in paragraph 4 of Schedule 1.02) was at least $5,359,675, and (ii) the book value of the assets of Flexadux (net of liabilities) was at least $858,225. The Buyers and the Seller each shall designate a representative to assist and shall cooperate with each other in preparing the Final Takeover Balance Sheets.

          (b) Each Final Takeover Balance Sheet shall be accompanied by a certificate of the Seller representing and warranting to the Buyers that such Final Balance Sheet (i) is correct and complete and in accordance with the books and records of Flexadux or the Flexaust Division (as the case may be); (ii) fairly presents the financial condition, assets and liabilities of the Flexaust Division (on a stand-alone basis) or Flexadux (as the case may be) as of its date; and (iii) has been prepared in accordance with GAAP applied on a consistent basis.

          (c) The Seller shall pay to TFC, within 10 days after the date of delivery of the Final Takeover Balance Sheets, an amount equal to (i) the amount, if any, by which the book value of the assets of the Flexaust Division less the book value of the Amesbury Facility

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(net of the items on the balance  sheet  assumed by TFC pursuant to Section 1.02 and listed in paragraph 4 of Schedule 1.02) was less than $5,359,675, plus (ii) the amount, if any, by which the book value of the assets of Flexadux (net of liabilities) was less than $858,225. If the book value of the assets of the Flexaust Division less the book value of the Amesbury Facility (net of the items on the balance sheet assumed by TFC pursuant to Section 1.02 and listed in paragraph 4 of Schedule 1.02) exceeds $5,359,675, then TFC shall pay to the Seller, within 10 days after the date of delivery of the Final Takeover Balance Sheets, an amount equal to such excess (if any).

          (d) SII shall pay to the Seller, within 10 days after the date of delivery of the Final Takeover Balance Sheets, an amount equal to 50% of the earnings of Flexadux, if any, for the period from January 1, 1995 through April 30, 1995.

     7.05 Use of Trade Names. The Seller acknowledges that from and after the Closing Date it shall have no right to use any trade names which constitute any part of the Assets. Therefore, the Seller agrees that immediately after the Closing it will take all such action as is necessary to permit TFC to have exclusive right to any and all such trade names.

     7.06 Use of Amesbury Facility. The Seller shall take all actions required to enable TFC to lawfully occupy the Amesbury Facility, at no cost to TFC, from the Effective Time until May 31, 1995.


                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.01 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon delivery, if personally delivered, (b) on the tenth day after being deposited with the U.S. Postal Service or the Deutsche Bundespost, if sent by certified or registered mail, return receipt requested, (c) on the next day after being deposited with a reliable overnight delivery service or (d) upon receipt of an answerback, if transmitted by telefax, postage prepaid in all cases other than telefax, addressed to the other party at the following addresses, or telefax numbers in the case of a telefax (or at such other address or telefax number as shall be given in writing by any party to the others):

               If to the Buyers, to:

               The Flexaust Company Inc.
               1510 Armstrong Road
               Warsaw, Indiana  46580
               Telefax Number: (219) 267-7909

               Attention: Fred Radcliffe, President

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




               With a required copy to:

               Schauenburg GmbH
               Weseler Strasse 35
               45478 Muelheim-Ruhr
               Federal Republic of Germany
               Telefax Number:  (011) 49-208-54110

               Attention:  Werner Hackenberg

               Cohen & Grigsby
               2900 CNG Tower
               625 Liberty Avenue
               Pittsburgh, PA  15222
               Telefax Number: (412) 391-3382

               Attention:  Hugh W. Nevin, Jr., Esq.


               If to the Seller, to:

               Callahan Mining Corporation
               505 Front Avenue,
               P.O. Box 1
               Coeur d'Alene, Idaho  83814
               Telefax Number:  (208) 667-2213

               Attention:  James A. Sabala

               With a required copy to:

               Callahan Mining Corporation
               505 Front Avenue
               P.O. Box 1
               Coeur d'Alene, Idaho  83814
               Telefax Number:  (208) 667-2213

               Attention:  William F. Boyd, Esq.


     8.02 Successors and Assigns. This Agreement and all rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

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
     8.03 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana.

     8.04 Counterparts; Telefacsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

     8.05 Amendment. To be effective, any amendment or waiver to this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought.

     8.06 Severability. If any portion of this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid and unenforceable, the valid and enforceable provisions will continue to be given effect and bind the parties hereto.

     8.07 Entire Agreement. This Agreement and the Schedules and Exhibits hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

     IN WITNESS WHEREOF, the parties have executed this Asset and Stock Purchase Agreement as of the date first written above.

                                    BUYERS:

                                    THE FLEXAUST COMPANY INC.

                                    By:/s/Jack B. Meyer
                                    Title:  Chairman


                                    SCHAUENBURG INTERNATIONAL, INC.

                                    By:/s/Werner Hackenberg
                                    Title:  President


                                    SELLER:

                                    CALLAHAN MINING CORPORATION

                                    By:/s/James A. Sabala
                                    Title:  Vice President


                                       34
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